Exhibit 99.1

NEWS RELEASE July 21, 2021

Contacts: Dan Schlanger, CFO
Ben Lowe, VP & Treasurer
FOR IMMEDIATE RELEASE	Crown Castle International Corp.
713-570-3050

CROWN CASTLE REPORTS SECOND QUARTER 2021 RESULTS AND RAISES OUTLOOK FOR FULL YEAR 2021

July 21, 2021 - HOUSTON, TEXAS - Crown Castle International Corp. (NYSE: CCI) ("Crown Castle") today reported results for the second quarter ended June 30, 2021 and increased its full year 2021 Outlook.

	Full Year 2021
	Current Outlook Midpoint	Change to Midpoint from Previous Outlook(a)	Midpoint Growth Rate Compared to Previous Year Actual(b)
(dollars in millions, except per share amounts)			As Reported	As Adjusted(c)
Site rental revenues	$5,700	+$5	7%	7%
Income (loss) from continuing operations(d)(e)	$1,114	+$30	5%	34%
Income (loss) from continuing operations per share —diluted(d)(e)(f)	$2.57	+$0.07	9%	40%
Adjusted EBITDA(e)	$3,787	+$30	2%	11%
AFFO(e)(f)	$2,966	+$20	3%	14%
AFFO per share(e)(f)	$6.83	+$0.04	1%	12%
(a)As issued on April 21, 2021 and updated, in part, in our Form 8-K filed with the SEC on April 26, 2021 ("April 8-K"). See "Full Year 2021 Outlook" below for our previous full year 2021 Outlook.
(b)See "Full Year 2021 Outlook" below for our full year 2020 actual results.
(c)As Adjusted growth rates exclude the impact of the cancellation of certain small cells previously contracted with Sprint Corporation and a reduction in staffing that occurred in fourth quarter 2020 (collectively, "Nontypical Items"), as further described in our press release dated January 27, 2021 and reconciled in "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.
(d)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(e)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
(f)Attributable to CCIC common stockholders.
"Capitalizing on the momentum created by a robust 5G leasing environment, we were able to deliver another solid quarter in the second quarter and increase our full year 2021 Outlook for AFFO per share growth to 12%," stated Jay Brown, Crown Castle’s Chief Executive Officer. "We are seeing the highest level of tower activity in our history as our customers are focusing on utilizing towers in the first phase of deploying their 5G networks nationwide. This initial focus on towers has led to delays in some of our small cell deployments that impact the timing of when we expect to complete the nearly 30,000 small cells currently in our backlog. We continue to believe the deployment of 5G in the U.S. will extend our opportunity to create value for our shareholders as our ability to offer towers, small cells and fiber solutions, which are all integral components of communications networks, will be critical as our customers densify their networks to deliver 5G. Our diverse portfolio of assets and customer solutions has enabled us to outperform our long-term target growth rate of 7% to 8% since we established the target in 2017, demonstrating how well positioned Crown Castle is to capitalize on the robust demand for connectivity. During that period, we have grown dividends per share at a compounded annual growth rate of 9%,
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and, going forward, we believe our strategy will allow us to deliver on our long-term target dividend per share growth of 7% to 8% per year."
RESULTS FOR THE QUARTER
The table below sets forth select financial results for the quarter ended June 30, 2021 and June 30, 2020.

(dollars in millions, except per share amounts)	Q2 2021	Q2 2020	Change	% Change
Site rental revenues	$1,425	$1,319	+$106	+8%
Income (loss) from continuing operations	$333	$200	+$133	+67%
Income (loss) from continuing operations per share—diluted(a)	$0.77	$0.41	+$0.36	+88%
Adjusted EBITDA(b)	$958	$831	+$127	+15%
AFFO(a)(b)	$741	$609	+$132	+22%
AFFO per share(a)(b)	$1.71	$1.45	+$0.26	+18%
(a)Attributable to CCIC common stockholders.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
HIGHLIGHTS FROM THE QUARTER
•Site rental revenues. Site rental revenues grew 8%, or $106 million, from second quarter 2020 to second quarter 2021, inclusive of approximately $70 million in Organic Contribution to Site Rental Revenues and a $35 million increase in straight-lined revenues. The $70 million in Organic Contribution to Site Rental Revenues represents approximately 5.3% growth, comprised of approximately 8.6% growth from new leasing activity and contracted tenant escalations, net of approximately 3.3% from tenant non-renewals.
•Income from continuing operations. Income from continuing operations for the second quarter 2021 was $333 million compared to $200 million for the second quarter 2020 and was predominantly impacted by the increase in site rental revenues and services contribution.
•AFFO per share. AFFO per share for the second quarter 2021 was $1.71, representing 18% growth when compared to $1.45 for the second quarter 2020.
•Capital Expenditures. Capital expenditures during the quarter were $308 million, comprised of $19 million of sustaining capital expenditures and $289 million of discretionary capital expenditures. Discretionary capital expenditures during the quarter primarily included approximately $223 million attributable to Fiber and approximately $60 million attributable to Towers.
•Common stock dividend. During the quarter, Crown Castle paid common stock dividends of approximately $575 million in the aggregate, or $1.33 per common share, an increase of approximately 11% on a per share basis compared to the same period a year ago.
•Financing Activities. In June, Crown Castle issued $750 million in aggregate principal amount of senior unsecured notes with a 10-year maturity and a coupon of 2.500% and extended the maturity date on its Senior Unsecured Credit Facility to June 2026. Net proceeds from the senior notes offering were used to repay all of the outstanding Senior Secured Tower Revenue Notes, Series 2015-1, Class C-2022 in July, to repay outstanding commercial paper notes at their maturity date, and for general corporate purposes.
"We are excited about the level of activity we see in our business as our customers are deploying 5G at scale," stated Dan Schlanger, Crown Castle's Chief Financial Officer. "We believe we are well positioned to support our customers by providing a comprehensive set of solutions across towers, small cells and fiber solutions, which are all necessary to build out 5G wireless networks. The elevated level of Towers activity this year is contributing to an expected 12% growth in AFFO per share, meaningfully exceeding our long-term target of 7% to 8% per year.
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Looking forward, we believe we are in a great position to deliver on our growth target while at the same time making investments in our business that we believe will generate attractive long-term returns and support future growth. We continue to take steps to complement our compelling total return opportunity with a lower risk profile, which includes allocating capital to opportunities in the U.S., which we believe is the best market for communications infrastructure ownership, and extends to how we manage the balance sheet. To that point, we were able to opportunistically access the bond market and extend the maturity on our credit facility during the second quarter, extending our debt maturity profile and reducing our overall cost of capital."
OUTLOOK
This Outlook section contains forward-looking statements, and actual results may differ materially. Information regarding potential risks which could cause actual results to differ from the forward-looking statements herein is set forth below and in Crown Castle's filings with the SEC.
The following table sets forth Crown Castle's current Outlook for full year 2021:

(in millions, except per share amounts)	Full Year 2021
Site rental revenues	$5,677	to	$5,722
Site rental cost of operations(a)	$1,538	to	$1,583
Income (loss) from continuing operations(b)	$1,074	to	$1,154
Adjusted EBITDA(c)	$3,764	to	$3,809
Interest expense and amortization of deferred financing costs(d)	$633	to	$678
FFO(c)(e)	$2,720	to	$2,765
AFFO(c)(e)	$2,943	to	$2,988
AFFO per share(c)(e)	$6.78	to	$6.89
(a)Exclusive of depreciation, amortization and accretion.
(b)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
(d)See reconciliation of "Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(e)Attributable to CCIC common stockholders.

Full Year 2021 Outlook
The table below compares the results for full year 2020, the midpoint of the current full year 2021 Outlook and the midpoint of our previous full year 2021 Outlook for select metrics.

	Midpoint of Full Year 2021 Outlook		2020
(in millions, except per share amounts)	Current	Previous(a)	Full Year Actual	Impact from Nontypical Items
Site rental revenues	$5,700	$5,695	$5,320	$—
Income (loss) from continuing operations(b)	$1,114	$1,084	$1,056	$223
Income (loss) from continuing operations per share—diluted(b)(c)	$2.57	$2.50	$2.35	$0.52
Adjusted EBITDA(d)	$3,787	$3,757	$3,706	$286
AFFO(c)(d)	$2,966	$2,946	$2,878	$286
AFFO per share(c)(d)	$6.83	$6.79	$6.78	$0.68
(a)As issued on April 21, 2021 and updated, in part, in our April 8-K.
(b)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(c)Attributable to CCIC common stockholders.
(d)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
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•The primary contributors to the increase in the full year 2021 Outlook include the contribution from $15 million of additional straight-lined revenues and a $45 million increase in the expected services contribution associated with higher Towers activity than previously expected, offset by a $10 million reduction in the expected Organic Contribution to Site Rental Revenues primarily attributable to small cell deployment delays and $15 million of additional costs primarily associated with the higher Towers activity.
•We now expect to deploy approximately 5,000 small cells in 2021 compared to our prior expectations of approximately 10,000 small cells. The decrease is attributable to a combination of a change in customer priorities - primarily as a result of their focus on utilizing towers in the first phase of their 5G deployments, zoning and permitting challenges, and the previously disclosed Sprint Cancellation that included approximately 1,000 Sprint small cells initially scheduled for deployment during 2021.
•As a result of the Sprint Cancellation and our anticipation that our customers will continue to focus on utilizing towers in the early stages of their 5G rollouts, we expect to deploy a similar number of small cell nodes in 2022 as 2021. We believe these impacts are temporary and will not affect our ability to deliver our full backlog of nearly 30,000 contractually committed small cells over time.
•The chart below reconciles the components of expected growth in site rental revenues from 2020 to 2021 of $360 million to $405 million, inclusive of expected Organic Contribution to Site Rental Revenues during 2021 of $280 million to $320 million, or approximately 5.7%. The consolidated growth is comprised of approximately 6% from towers (unchanged from previous Outlook), approximately 10% from small cells (compared to previous Outlook of approximately 13%), and approximately 3% from fiber solutions (unchanged from previous Outlook).

•New leasing activity is expected to contribute $360 million to $390 million to 2021 Organic Contribution to Site Rental Revenues, consisting of new leasing activity from towers of $150 million to $160 million (unchanged from previous Outlook), small cells of $50 to $60 million (compared to previous Outlook of $65 million to $75 million), and fiber solutions of $160 million to $170 million (unchanged from previous Outlook).
•The chart below reconciles the components of expected growth in AFFO from 2020 to 2021 of $360 million to $405 million, adjusted to exclude the impact of the Nontypical Items discussed in our press release dated January 27, 2021.
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•Additional information is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of our website.

CONFERENCE CALL DETAILS
Crown Castle has scheduled a conference call for Thursday, July 22, 2021, at 10:30 a.m. Eastern time to discuss its second quarter 2021 results. The conference call may be accessed by dialing 888-394-8218 and asking for the Crown Castle call (access code 1720768) at least 30 minutes prior to the start time. The conference call may also be accessed live over the Internet at investor.crowncastle.com. Supplemental materials for the call have been posted on the Crown Castle website at investor.crowncastle.com.
A telephonic replay of the conference call will be available from 1:30 p.m. Eastern time on Thursday, July 22, 2021, through 1:30 p.m. Eastern time on Wednesday, October 20, 2021, and may be accessed by dialing 888-203-1112 and using access code 1720768. An audio archive will also be available on Crown Castle's website at investor.crowncastle.com shortly after the call and will be accessible for approximately 90 days.
ABOUT CROWN CASTLE
Crown Castle owns, operates and leases more than 40,000 cell towers and approximately 80,000 route miles of fiber supporting small cells and fiber solutions across every major U.S. market. This nationwide portfolio of communications infrastructure connects cities and communities to essential data, technology and wireless service - bringing information, ideas and innovations to the people and businesses that need them. For more information on Crown Castle, please visit www.crowncastle.com.
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Non-GAAP Financial Measures, Segment Measures and Other Calculations
This press release includes presentations of Income (loss) from continuing operations (as adjusted), including per share—diluted amounts, Adjusted EBITDA, Adjusted Funds from Operations ("AFFO"), including per share amounts, Funds from Operations ("FFO"), including per share amounts, and Organic Contribution to Site Rental Revenues, which are non-GAAP financial measures. These non-GAAP financial measures are not intended as alternative measures of operating results or cash flow from operations (as determined in accordance with Generally Accepted Accounting Principles ("GAAP")).
Our non-GAAP financial measures may not be comparable to similarly titled measures of other companies, including other companies in the communications infrastructure sector or other real estate investment trusts ("REITs").
In addition to the non-GAAP financial measures used herein, we also provide Segment Site Rental Gross Margin, Segment Services and Other Gross Margin and Segment Operating Profit, which are key measures used by management to evaluate our operating segments. These segment measures are provided pursuant to GAAP requirements related to segment reporting. In addition, we provide the components of certain GAAP measures, such as capital expenditures.
Our non-GAAP financial measures are presented as additional information because management believes these measures are useful indicators of the financial performance of our business. Among other things, management believes that:
•Income (loss) from continuing operations (as adjusted), including per share—diluted amounts, is useful to investors and other interested parties in evaluating our financial performance. Management believes that this measure is meaningful to investors as it adjusts Income (loss) from continuing operations to exclude the impact of the Nontypical Items (as defined in this press release and described further in our press release dated January 27, 2021), which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends and projections. Management also believes that identifying the impact of Nontypical Items as adjustments provides more transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. Income (loss) from continuing operations (as adjusted), including per share—diluted amounts should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
•Adjusted EBITDA is useful to investors or other interested parties in evaluating our financial performance. Adjusted EBITDA is the primary measure used by management (1) to evaluate the economic productivity of our operations and (2) for purposes of making decisions about allocating resources to, and assessing the performance of, our operations. Management believes that Adjusted EBITDA helps investors or other interested parties meaningfully evaluate and compare the results of our operations (1) from period to period and (2) to our competitors, by removing the impact of our capital structure (primarily interest charges from our outstanding debt) and asset base (primarily depreciation, amortization and accretion) from our financial results. Management also believes Adjusted EBITDA is frequently used by investors or other interested parties in the evaluation of the communications infrastructure sector and other REITs to measure financial performance without regard to items such as depreciation, amortization and accretion which can vary depending upon accounting methods and the book value of assets. In addition, Adjusted EBITDA is similar to the measure of current financial performance generally used in our debt covenant calculations. Separately, we are also disclosing Adjusted EBITDA as adjusted to exclude the impact of Nontypical Items, which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends and projections. Management also believes that identifying the impact of Nontypical Items as adjustments provides increased transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. Adjusted EBITDA (including as further adjusted to exclude Nontypical Items) should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance.
•AFFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that AFFO helps investors or other interested parties meaningfully evaluate our financial performance as it includes (1) the impact of our capital structure (primarily interest expense on our outstanding debt and dividends on our preferred stock (in periods where applicable)) and (2) sustaining capital expenditures, and excludes the impact of our (a) asset base (primarily depreciation, amortization and accretion) and (b) certain non-cash items, including straight-lined revenues and expenses related to fixed escalations and rent free periods. GAAP requires rental revenues and expenses related to leases that contain specified rental increases over the life of the lease to be recognized evenly over the life of the lease. In accordance with GAAP, if payment terms call for fixed escalations, or rent free periods, the revenue or expense is recognized on a straight-lined basis over the fixed, non-cancelable term of the contract. Management notes that Crown Castle uses AFFO only as a performance measure.
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Separately, we are also disclosing AFFO as adjusted to exclude the impact of Nontypical Items, which management believes are unusual (including with respect to magnitude), infrequent and not reasonably likely to recur in the near term, to provide further insight into our results of operations and underlying trends and projections. Management also believes that identifying the impact of Nontypical Items as adjustments provides increased transparency and comparability across periods. There can be no assurances that such items will not recur in future periods. AFFO (including as further adjusted to exclude Nontypical Items) should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flows from operations or as residual cash flow available for discretionary investment.
•FFO, including per share amounts, is useful to investors or other interested parties in evaluating our financial performance. Management believes that FFO may be used by investors or other interested parties as a basis to compare our financial performance with that of other REITs. FFO helps investors or other interested parties meaningfully evaluate financial performance by excluding the impact of our asset base (primarily depreciation, amortization and accretion). FFO is not a key performance indicator used by Crown Castle. FFO should be considered only as a supplement to net income computed in accordance with GAAP as a measure of our performance and should not be considered as an alternative to cash flow from operations.
•Organic Contribution to Site Rental Revenues is useful to investors or other interested parties in understanding the components of the year-over-year changes in our site rental revenues computed in accordance with GAAP. Management uses the Organic Contribution to Site Rental Revenues to assess year-over-year growth rates for our rental activities, to evaluate current performance, to capture trends in rental rates, new leasing activities and tenant non-renewals in our core business, as well to forecast future results. Organic Contribution to Site Rental Revenues is not meant as an alternative measure of revenue and should be considered only as a supplement in understanding and assessing the performance of our site rental revenues computed in accordance with GAAP.
We define our non-GAAP financial measures, segment measures and other calculations as follows:
Non-GAAP Financial Measures
Income (loss) from continuing operations (as adjusted). We define Income (loss) from continuing operations (as adjusted) as Income (loss) from continuing operations less other operating income resulting from the Nontypical Items, plus incremental operating expenses and asset write-downs as a result of the Nontypical Items.
Income (loss) from continuing operations (as adjusted) per share—diluted. We define Income (loss) from continuing operations (as adjusted) per share—diluted as Income (loss) from continuing operations (as adjusted), divided by diluted weighted-average common shares outstanding.
Adjusted EBITDA. We define Adjusted EBITDA as Income (loss) from continuing operations plus restructuring charges (credits), asset write-down charges, acquisition and integration costs, depreciation, amortization and accretion, amortization of prepaid lease purchase price adjustments, interest expense and amortization of deferred financing costs, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, interest income, other (income) expense, (benefit) provision for income taxes, cumulative effect of a change in accounting principle and stock-based compensation expense. Separately, Adjusted EBITDA, as adjusted to exclude the impact of Nontypical Items, reflects Adjusted EBITDA, less other operating income resulting from the Nontypical Items, plus incremental operating expenses as a result of the Nontypical Items.
Adjusted Funds from Operations. We define Adjusted Funds from Operations as FFO before straight-lined revenue, straight-lined expense, stock-based compensation expense, non-cash portion of tax provision, non-real estate related depreciation, amortization and accretion, amortization of non-cash interest expense, other (income) expense, (gains) losses on retirement of long-term obligations, net (gain) loss on interest rate swaps, (gains) losses on foreign currency swaps, impairment of available-for-sale securities, acquisition and integration costs, restructuring charges (credits), cumulative effect of a change in accounting principle and adjustments for noncontrolling interests, less sustaining capital expenditures. Separately, Adjusted Funds from Operations, as adjusted to exclude the impact of Nontypical Items, reflects Adjusted Funds from Operations, less other operating income resulting from the Nontypical Items, plus incremental operating expenses as a result of the Nontypical Items.
AFFO per share. We define AFFO per share as AFFO, including as adjusted to exclude the impact of Nontypical Items, divided by diluted weighted-average common shares outstanding.
Funds from Operations. We define Funds from Operations as Income (loss) from continuing operations plus real estate related depreciation, amortization and accretion and asset write-down charges, less noncontrolling interest and cash paid for preferred
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stock dividends (in periods where applicable), and is a measure of funds from operations attributable to CCIC common stockholders.
FFO per share. We define FFO per share as FFO divided by the diluted weighted-average common shares outstanding.
Organic Contribution to Site Rental Revenues. We define the Organic Contribution to Site Rental Revenues as the sum of the change in GAAP site rental revenues related to (1) new leasing activity, including revenues from the construction of small cells and the impact of prepaid rent, (2) escalators and less (3) non-renewals of tenant contracts.
Segment Measures
Segment Site Rental Gross Margin. We define Segment Site Rental Gross Margin as segment site rental revenues less segment site rental cost of operations, excluding stock-based compensation expense and prepaid lease purchase price adjustments recorded in consolidated site rental cost of operations.
Segment Services and Other Gross Margin. We define Segment Services and Other Gross Margin as segment services and other revenues less segment services and other cost of operations, excluding stock-based compensation expense recorded in consolidated services and other cost of operations.
Segment Operating Profit. We define Segment Operating Profit as segment site rental gross margin plus segment services and other gross margin, and segment other operating (income) expense, less selling, general and administrative expenses attributable to the respective segment.
All of these measurements of profit or loss are exclusive of depreciation, amortization and accretion, which are shown separately. Additionally, certain costs are shared across segments and are reflected in our segment measures through allocations that management believes to be reasonable.
Other Calculations
Discretionary capital expenditures. We define discretionary capital expenditures as those capital expenditures made with respect to activities which we believe exhibit sufficient potential to enhance long-term stockholder value. They primarily consist of expansion or development of communications infrastructure (including capital expenditures related to (1) enhancing communications infrastructure in order to add new tenants for the first time or support subsequent tenant equipment augmentations or (2) modifying the structure of a communications infrastructure asset to accommodate additional tenants) and construction of new communications infrastructure. Discretionary capital expenditures also include purchases of land interests (which primarily relates to land assets under towers as we seek to manage our interests in the land beneath our towers), certain technology-related investments necessary to support and scale future customer demand for our communications infrastructure, and other capital projects.
Sustaining capital expenditures. We define sustaining capital expenditures as those capital expenditures not otherwise categorized as either discretionary or integration capital expenditures, such as (1) maintenance capital expenditures on our communications infrastructure assets that enable our tenants' ongoing quiet enjoyment of the communications infrastructure and (2) ordinary corporate capital expenditures.
The tables set forth on the following pages reconcile the non-GAAP financial measures used herein to comparable GAAP financial measures. The components in these tables may not sum to the total due to rounding.
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Reconciliations of Non-GAAP Financial Measures, Segment Measures and Other Calculations to Comparable GAAP Financial Measures:
Reconciliation of Historical Adjusted EBITDA:

	For the Three Months Ended		For the Six Months Ended			For the Twelve Months Ended
(in millions)	June 30, 2021	June 30, 2020	June 30, 2021		June 30, 2020	December 31, 2020
Income (loss) from continuing operations	$333	$200	$455	(a)	$386	$1,056
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	6	3	9		7	74
Acquisition and integration costs	1	2	1		7	10
Depreciation, amortization and accretion	408	402	816		801	1,608
Amortization of prepaid lease purchase price adjustments	4	4	9		9	18
Interest expense and amortization of deferred financing costs(b)	161	178	330		353	689
(Gains) losses on retirement of long-term obligations	1	—	144		—	95
Interest income	(1)	(1)	(1)		(2)	(2)
Other (income) expense	5	—	12		—	5
(Benefit) provision for income taxes	6	6	13		11	20
Stock-based compensation expense	34	37	68		73	133
Adjusted EBITDA(c)(d)	$958	$831	$1,856		$1,645	$3,706
Reconciliation of Current Outlook for Adjusted EBITDA:

	Full Year 2021
(in millions)	Outlook
Income (loss) from continuing operations(a)	$1,074	to	$1,154
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	$15	to	$25
Acquisition and integration costs	$0	to	$8
Depreciation, amortization and accretion	$1,615	to	$1,710
Amortization of prepaid lease purchase price adjustments	$17	to	$19
Interest expense and amortization of deferred financing costs(e)	$633	to	$678
(Gains) losses on retirement of long-term obligations	$145	to	$145
Interest income	$(3)	to	$0
Other (income) expense	$1	to	$12
(Benefit) provision for income taxes	$18	to	$26
Stock-based compensation expense	$133	to	$143
Adjusted EBITDA(c)(d)	$3,764	to	$3,809
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(b)See reconciliation of "Components of Historical Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)See reconciliation of "Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs" for a discussion of non-cash interest expense.
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Reconciliation of Historical FFO and AFFO:

	For the Three Months Ended			For the Six Months Ended				For the Twelve Months Ended
(in millions, except per share amounts)	June 30, 2021	June 30, 2020		June 30, 2021		June 30, 2020		December 31, 2020
Income (loss) from continuing operations	$333	$200		$455	(a)	$386		$1,056
Real estate related depreciation, amortization and accretion	395	389		790		774		1,555
Asset write-down charges	6	3		9		7		74
Dividends/distributions on preferred stock	—	(28)		—		(57)		(85)
FFO(b)(c)(d)(e)	$734	$564		$1,254		$1,110		$2,600
Weighted-average common shares outstanding—diluted	434	419	(f)	434		418	(f)	425
FFO per share(b)(c)(d)(e)	$1.69	$1.35	(f)	$2.89		$2.66	(f)	$6.12

FFO (from above)	$734	$564		$1,254		$1,110		$2,600
Adjustments to increase (decrease) FFO:
Straight-lined revenue	(45)	(10)		(35)		(23)		(22)
Straight-lined expense	20	20		39		40		83
Stock-based compensation expense	34	37		68		73		133
Non-cash portion of tax provision	(7)	5		—		9		1
Non-real estate related depreciation, amortization and accretion	13	13		26		27		53
Amortization of non-cash interest expense	4	2		6		3		6
Other (income) expense	5	—		12		—		5
(Gains) losses on retirement of long-term obligations	1	—		144		—		95
Acquisition and integration costs	1	2		1		7		10
Sustaining capital expenditures	(19)	(24)		(36)		(44)		(86)
AFFO(b)(c)(d)(e)	$741	$609		$1,479		$1,202		$2,878
Weighted-average common shares outstanding—diluted	434	419	(f)	434		418	(f)	425
AFFO per share(b)(c)(d)(e)	$1.71	$1.45	(f)	$3.41		$2.88	(f)	$6.78
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(c)FFO and AFFO are reduced by cash paid for preferred stock dividends during the period in which they are paid.
(d)Attributable to CCIC common stockholders.
(e)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(f)For the periods ended June 30, 2020, the diluted weighted-average common shares outstanding does not include any assumed conversions of preferred stock in the share count.
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News Release continued:	Page 11
Reconciliation of Current Outlook for FFO and AFFO:

	Full Year 2021
(in millions, except per share amounts)	Outlook
Income (loss) from continuing operations(a)	$1,074	to	$1,154
Real estate related depreciation, amortization and accretion	$1,569	to	$1,649
Asset write-down charges	$15	to	$25
FFO(b)(c)(d)	$2,720	to	$2,765
Weighted-average common shares outstanding—diluted(e)	434
FFO per share(b)(c)(d)(e)	$6.27	to	$6.37

FFO (from above)	$2,720	to	$2,765
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(117)	to	$(97)
Straight-lined expense	$63	to	$83
Stock-based compensation expense	$133	to	$143
Non-cash portion of tax provision	$(7)	to	$8
Non-real estate related depreciation, amortization and accretion	$46	to	$61
Amortization of non-cash interest expense	$4	to	$14
Other (income) expense	$1	to	$12
(Gains) losses on retirement of long-term obligations	$145	to	$145
Acquisition and integration costs	$0	to	$8
Sustaining capital expenditures	$(104)	to	$(94)
AFFO(b)(c)(d)	$2,943	to	$2,988
Weighted-average common shares outstanding—diluted(e)	434
AFFO per share(b)(c)(d)(e)	$6.78	to	$6.89
(a)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(b)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(c)Attributable to CCIC common stockholders.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(e)The assumption for diluted weighted-average common shares outstanding for full year 2021 Outlook is based on the diluted common shares outstanding as of June 30, 2021.
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News Release continued:	Page 12
For Comparative Purposes - Reconciliation of Previous Outlook for Adjusted EBITDA:

	Previously Issued
	Full Year 2021
(in millions)	Outlook(a)
Income (loss) from continuing operations(b)	$1,044	to	$1,124
Adjustments to increase (decrease) income (loss) from continuing operations:
Asset write-down charges	$15	to	$25
Acquisition and integration costs	$0	to	$8
Depreciation, amortization and accretion	$1,615	to	$1,710
Amortization of prepaid lease purchase price adjustments	$17	to	$19
Interest expense and amortization of deferred financing costs	$633	to	$678
(Gains) losses on retirement of long-term obligations	$143	to	$143
Interest income	$(3)	to	$0
Other (income) expense	$1	to	$8
(Benefit) provision for income taxes	$18	to	$26
Stock-based compensation expense	$134	to	$149
Adjusted EBITDA(c)(d)	$3,734	to	$3,779
(a)As issued on April 21, 2021 and updated, in part, in the April 8-K.
(b)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definition of Adjusted EBITDA.
(d)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.

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News Release continued:	Page 13
For Comparative Purposes - Reconciliation of Previous Outlook for FFO and AFFO:

	Previously Issued
	Full Year 2021
(in millions, except per share amounts)	Outlook(a)
Income (loss) from continuing operations(b)	$1,044	to	$1,124
Real estate related depreciation, amortization and accretion	$1,569	to	$1,649
Asset write-down charges	$15	to	$25
FFO(c)(d)(e)	$2,690	to	$2,735
Weighted-average common shares outstanding—diluted(f)	434
FFO per share(c)(d)(e)(f)	$6.21	to	$6.31

FFO (from above)	$2,690	to	$2,735
Adjustments to increase (decrease) FFO:
Straight-lined revenue	$(102)	to	$(82)
Straight-lined expense	$58	to	$78
Stock-based compensation expense	$134	to	$149
Non-cash portion of tax provision	$(7)	to	$8
Non-real estate related depreciation, amortization and accretion	$46	to	$61
Amortization of non-cash interest expense	$4	to	$14
Other (income) expense	$1	to	$8
(Gains) losses on retirement of long-term obligations	$143	to	$143
Acquisition and integration costs	$0	to	$8
Sustaining capital expenditures	$(104)	to	$(94)
AFFO(c)(d)(e)	$2,923	to	$2,968
Weighted-average common shares outstanding—diluted(f)	434
AFFO per share(c)(d)(e)(f)	$6.74	to	$6.85
(a)As issued on April 21, 2021 and updated, in part, in the April 8-K.
(b)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(c)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of FFO and AFFO, including per share amounts.
(d)Attributable to CCIC common stockholders.
(e)The above reconciliation excludes line items included in our definition which are not applicable for the periods shown.
(f)The assumption for diluted weighted-average common shares outstanding for full year 2021 Outlook is based on the diluted common shares outstanding as of June 30, 2021.
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News Release continued:	Page 14
Reconciliation of Results Adjusted for Nontypical Items to As Reported Results:

	Midpoint of Current Full Year 2021(a)		Full Year 2020				Full Year 2021 Growth Rates (Outlook at the Midpoint)
(dollars in millions, except per share amounts)	Outlook		As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items	As Reported	Less: Impact from Nontypical Items		Exclusive of Impact from Nontypical Items
Site rental revenues	$5,700		$5,320	$—		$5,320	7%	—%		7%
Income (loss) from continuing operations(b)	1,114	(d)	1,056	(223)	(e)	833	5%	29%	(e)	34%
Income (loss) from continuing operations per share—diluted(b)(c)	2.57	(d)	2.35	(0.52)	(e)	1.83	9%	31%	(e)	40%
Adjusted EBITDA(b)	3,787		3,706	(286)	(f)	3,420	2%	9%	(f)	11%
AFFO(b)(c)	2,966		2,878	(286)	(f)	2,592	3%	11%	(f)	14%
AFFO per share(b)(c)	$6.83		$6.78	$(0.68)	(f)	$6.10	1%	11%	(f)	12%
(a)The Nontypical Items do not have a material impact on the full year 2021 Outlook, which previously contemplated the deployment of approximately 1,000 Sprint Corporation small cells, which were among the small cells that were cancelled by T-Mobile US, Inc. in the fourth quarter 2020, as described further in our press release dated January 27, 2021.
(b)See reconciliations herein for further information and reconciliation of non-GAAP financial measures to Income (loss) from continuing operations, as computed in accordance with GAAP.
(c)Attributable to CCIC common stockholders.
(d)Does not reflect the impact related to the ATO Settlement (as defined in the April 8-K), which is attributable to discontinued operations as discussed in the April 8-K.
(e)Impact from Nontypical Items on Income (loss) from continuing operations and Income (loss) from continuing operations per share—diluted included in the 2020 fourth quarter operating results is comprised of other operating income of $362 million, offset by incremental operating expenses of $76 million and associated asset write-downs of $63 million.
(f)Impact from Nontypical Items on Adjusted EBITDA, AFFO and AFFO per share included in the 2020 fourth quarter operating results is comprised of other operating income of $362 million, offset by incremental operating expenses of $76 million.
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News Release continued:	Page 15
The components of changes in site rental revenues for the quarters ended June 30, 2021 and 2020 are as follows:

	Three Months Ended June 30,
(dollars in millions)	2021	2020
Components of changes in site rental revenues:(a)
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$1,309	$1,240

New leasing activity(b)(c)	90	94
Escalators	23	22
Non-renewals	(43)	(47)
Organic Contribution to Site Rental Revenues(d)	70	69
Impact from straight-lined revenues associated with fixed escalators	45	10
Acquisitions(e)	1	—
Other	—	—
Total GAAP site rental revenues	$1,425	$1,319

Year-over-year changes in revenue:
Reported GAAP site rental revenues	8.0%
Organic Contribution to Site Rental Revenues(d)(f)	5.3%
The components of the changes in site rental revenues for full year 2021 Outlook:

(dollars in millions)	Full Year 2021 Outlook
Components of changes in site rental revenues:(a)
Prior year site rental revenues exclusive of straight-lined revenues associated with fixed escalators(b)(c)	$5,298

New leasing activity(b)(c)	360-390
Escalators	90-100
Non-renewals	(180)-(160)
Organic Contribution to Site Rental Revenues(d)	280-320
Impact from full year straight-lined revenues associated with fixed escalators	97-117
Acquisitions(e)	<5
Other	—
Total GAAP site rental revenues	$5,677-$5,722

Year-over-year changes in revenue:
Reported GAAP site rental revenues(g)	7.1%
Organic Contribution to Site Rental Revenues(d)(f)(g)	5.7%
(a)Additional information regarding Crown Castle's site rental revenues, including projected revenue from tenant licenses, straight-lined revenues and prepaid rent is available in Crown Castle's quarterly Supplemental Information Package posted in the Investors section of its website.
(b)Includes revenues from amortization of prepaid rent in accordance with GAAP.
(c)Includes revenues from the construction of new small cell nodes, exclusive of straight-lined revenues related to fixed escalators.
(d)See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" herein.
(e)Represents the contribution from recent acquisitions. The financial impact of recent acquisitions is excluded from Organic Contribution to Site Rental Revenues until the one-year anniversary of the acquisition.
(f)Calculated as the percentage change from prior year site rental revenues, exclusive of straight-lined revenues associated with fixed escalations, compared to Organic Contribution to Site Rental Revenues for the current period.
(g)Calculated based on midpoint of full year 2021 Outlook, issued on July 21, 2021.
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News Release continued:	Page 16
Components of Historical Interest Expense and Amortization of Deferred Financing Costs:

	For the Three Months Ended
(in millions)	June 30, 2021	June 30, 2020
Interest expense on debt obligations	$157	$176
Amortization of deferred financing costs and adjustments on long-term debt, net	7	6
Capitalized interest	(3)	(4)
Interest expense and amortization of deferred financing costs	$161	$178
Components of Current Outlook for Interest Expense and Amortization of Deferred Financing Costs:

	Full Year 2021
(in millions)	Outlook
Interest expense on debt obligations	$638	to	$658
Amortization of deferred financing costs and adjustments on long-term debt, net	$21	to	$26
Capitalized interest	$(17)	to	$(12)
Interest expense and amortization of deferred financing costs	$633	to	$678

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News Release continued:	Page 17
Debt balances and maturity dates as of June 30, 2021 are as follows:(a)

(in millions)	Face Value	Final Maturity
Cash, cash equivalents and restricted cash	$525

3.849% Secured Notes	1,000	Apr. 2023
Secured Notes, Series 2009-1, Class A-2(b)	57	Aug. 2029
Tower Revenue Notes, Series 2015-1(c)	300	May 2042
Tower Revenue Notes, Series 2018-1(c)	250	July 2043
Tower Revenue Notes, Series 2015-2(c)	700	May 2045
Tower Revenue Notes, Series 2018-2(c)	750	July 2048
Finance leases and other obligations	248	Various
Total secured debt	$3,305
2016 Revolver	—	June 2026
2016 Term Loan A	1,238	June 2026
Commercial Paper Notes(d)	75	July 2021
3.150% Senior Notes	750	July 2023
3.200% Senior Notes	750	Sept. 2024
1.350% Senior Notes	500	July 2025
4.450% Senior Notes	900	Feb. 2026
3.700% Senior Notes	750	June 2026
1.050% Senior Notes	1,000	July 2026
4.000% Senior Notes	500	Mar. 2027
3.650% Senior Notes	1,000	Sept. 2027
3.800% Senior Notes	1,000	Feb. 2028
4.300% Senior Notes	600	Feb. 2029
3.100% Senior Notes	550	Nov. 2029
3.300% Senior Notes	750	July 2030
2.250% Senior Notes	1,100	Jan. 2031
2.100% Senior Notes	1,000	Apr. 2031
2.500% Senior Notes	750	July 2031
2.900% Senior Notes	1,250	Apr. 2041
4.750% Senior Notes	350	May 2047
5.200% Senior Notes	400	Feb. 2049
4.000% Senior Notes	350	Nov. 2049
4.150% Senior Notes	500	July 2050
3.250% Senior Notes	900	Jan. 2051
Total unsecured debt	$16,963
Total net debt	$19,743
Net Debt to Last Quarter Annualized Adjusted EBITDA is computed as follows:(a)

(dollars in millions)	For the Three Months Ended June 30, 2021
Total face value of debt	$20,268
Less: Ending cash, cash equivalents and restricted cash	525
Total Net Debt	$19,743

Adjusted EBITDA for the three months ended June 30, 2021	$958
Last quarter annualized Adjusted EBITDA	3,834
Net Debt to Last Quarter Annualized Adjusted EBITDA	5.1	x
(a)Does not reflect the use of net proceeds from the June 2021 senior notes offering to repay the Senior Secured Tower Revenue Notes, Series 2015-1, in July 2021.
(b)The Senior Secured Notes, 2009-1, Class A-2 principal amortizes over a period ending in August 2029.
(c)The Senior Secured Tower Revenue Notes, Series 2015-1 and 2015-2 have anticipated repayment dates in 2022 and 2025, respectively. The Senior Secured Tower Revenue Notes, Series 2018-1 and 2018-2 have anticipated repayment dates in 2023 and 2028, respectively.
(d)The maturities of the Commercial Paper Notes, when outstanding, may vary but may not exceed 397 days from the date of issue.
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News Release continued:	Page 18
Components of Capital Expenditures:

	For the Three Months Ended
(in millions)	June 30, 2021				June 30, 2020
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$21	$—	$—	$21	$16	$—	$—	$16
Communications infrastructure improvements and other capital projects	39	223	6	268	72	295	7	374
Sustaining	3	12	4	19	4	15	5	24
Total	$63	$235	$10	$308	$92	$310	$12	$414

	For the Six Months Ended
(in millions)	June 30, 2021				June 30, 2020
	Towers	Fiber	Other	Total	Towers	Fiber	Other	Total
Discretionary:
Purchases of land interests	$35	$—	$—	$35	$29	$—	$—	$29
Communications infrastructure improvements and other capital projects	73	449	16	538	159	614	15	788
Sustaining	6	23	7	36	9	24	11	44
Total	$114	$472	$23	$609	$197	$638	$26	$861
Note:    See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for further discussion of our components of capital expenditures.
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News Release continued:	Page 19
Cautionary Language Regarding Forward-Looking Statements
This news release contains forward-looking statements and information that are based on our management's current expectations as of the date of this news release. Statements that are not historical facts are hereby identified as forward-looking statements. In addition, words such as "estimate," "see," "anticipate," "project," "plan," "intend," "believe," "expect," "likely," "predicted," "positioned," "continue," "target," and any variations of these words and similar expressions are intended to identify forward-looking statements. Such statements include our full year 2021 Outlook and plans, projections, and estimates regarding (1) potential benefits, growth, returns, capabilities, opportunities and shareholder value which may be derived from our business, strategy, risk profile, assets and customer solutions, investments, acquisitions and dividends, (2) our business, strategy, strategic position, business model and capabilities and the strength thereof, (3) industry fundamentals and driving factors for improvements in such fundamentals, (4) 5G deployment in the United States and our customers' strategy with respect thereto and demand for our assets and solutions created thereby, (5) our long-and short-term prospects and the trends, events and industry activities impacting our business, (6) opportunities we see to deliver value to our shareholders, (7) our dividends (including timing of payment thereof) and our long- and short-term dividend (including on a per share basis) growth rate, including its driving factors, and targets, (8) revenue growth in the Towers segment, (9) debt maturities, (10) strategic position of our portfolio of assets, (11) cash flows, including growth thereof, (12) leasing environment and the activity we see in our business, and benefits and opportunities created thereby, (13) tenant non-renewals, including the impact and timing thereof, (14) capital expenditures, including sustaining and discretionary capital expenditures, the timing thereof and any benefits that may result therefrom, (15) straight-line adjustments, (16) revenues and growth thereof and benefits derived therefrom, (17) the recurrence and impact of Nontypical Items, (18) income (loss) from continuing operations (including on a per share basis and as adjusted for Nontypical Items), (19) Adjusted EBITDA (including as adjusted for Nontypical Items), including components thereof and growth thereof, (20) costs and expenses, including interest expense and amortization of deferred financing costs, (21) FFO (including on a per share basis) and growth thereof, (22) AFFO (including on a per share basis and as adjusted for Nontypical Items) and its components and growth thereof and corresponding driving factors, (23) Organic Contribution to Site Rental Revenues and its components, including growth thereof and contributions therefrom, (24) our weighted-average common shares outstanding (including on a diluted basis) and growth thereof, (25) services contribution, (26) small cells backlog (including our ability to ultimately deploy all of the small cells currently in our backlog) and the timing of small cell deployment, (27) the strength of the U.S. market for communications infrastructure ownership and (28) the utility of certain financial measures, including non-GAAP financial measures. All future dividends are subject to declaration by our board of directors.
Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and the following:
•Our business depends on the demand for our communications infrastructure, driven primarily by demand for data, and we may be adversely affected by any slowdown in such demand. Additionally, a reduction in the amount or change in the mix of network investment by our tenants may materially and adversely affect our business (including reducing demand for our communications infrastructure or services).
•A substantial portion of our revenues is derived from a small number of tenants, and the loss, consolidation or financial instability of any of such tenants may materially decrease revenues or reduce demand for our communications infrastructure and services.
•The expansion or development of our business, including through acquisitions, increased product offerings or other strategic growth opportunities, may cause disruptions in our business, which may have an adverse effect on our business, operations or financial results.
•Our Fiber segment has expanded rapidly, and the Fiber business model contains certain differences from our Towers business model, resulting in different operational risks. If we do not successfully operate our Fiber business model or identify or manage the related operational risks, such operations may produce results that are lower than anticipated.
•Failure to timely, efficiently and safely execute on our construction projects could adversely affect our business.
•Our substantial level of indebtedness could adversely affect our ability to react to changes in our business, and the terms of our debt instruments limit our ability to take a number of actions that our management might otherwise believe to be in our best interests. In addition, if we fail to comply with our covenants, our debt could be accelerated.
•We have a substantial amount of indebtedness. In the event we do not repay or refinance such indebtedness, we could face substantial liquidity issues and might be required to issue equity securities or securities convertible into equity securities, or sell some of our assets to meet our debt payment obligations.
•Sales or issuances of a substantial number of shares of our common stock or securities convertible into shares of our common stock may adversely affect the market price of our common stock.
•As a result of competition in our industry, we may find it more difficult to negotiate favorable rates on our new or renewing tenant contracts.
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News Release continued:	Page 20
•New technologies may reduce demand for our communications infrastructure or negatively impact our revenues.
•If we fail to retain rights to our communications infrastructure, including the rights to land under our towers and the right-of-way and other agreements related to our small cells and fiber, our business may be adversely affected.
•Our services business has historically experienced significant volatility in demand, which reduces the predictability of our results.
•The restatement of our previously issued financial statements, the errors that resulted in such restatement, the material weakness that was previously identified in our internal control over financial reporting and the determination that our internal control over financial reporting and disclosure controls and procedures were not effective, could result in loss of investor confidence, shareholder litigation or governmental proceedings or investigations, any of which could cause the market value of our common stock or debt securities to decline or impact our ability to access the capital markets.
•New wireless technologies may not deploy or be adopted by tenants as rapidly or in the manner projected.
•If we fail to comply with laws or regulations which regulate our business and which may change at any time, we may be fined or even lose our right to conduct some of our business.
•If radio frequency emissions from wireless handsets or equipment on our communications infrastructure are demonstrated to cause negative health effects, potential future claims could adversely affect our operations, costs or revenues.
•Certain provisions of our restated certificate of incorporation, amended and restated by-laws and operative agreements, and domestic and international competition laws may make it more difficult for a third party to acquire control of us or for us to acquire control of a third party, even if such a change in control would be beneficial to our stockholders.
•We may be vulnerable to security breaches or other unforeseen events that could adversely affect our operations, business, and reputation.
•Future dividend payments to our stockholders will reduce the availability of our cash on hand available to fund future discretionary investments, and may result in a need to incur indebtedness or issue equity securities to fund growth opportunities. In such event, the then current economic, credit market or equity market conditions will impact the availability or cost of such financing, which may hinder our ability to grow our per share results of operations.
•Remaining qualified to be taxed as a REIT involves highly technical and complex provisions of the U.S. Internal Revenue Code. Failure to remain qualified as a REIT would result in our inability to deduct dividends to stockholders when computing our taxable income, which would reduce our available cash.
•Complying with REIT requirements, including the 90% distribution requirement, may limit our flexibility or cause us to forgo otherwise attractive opportunities, including certain discretionary investments and potential financing alternatives.
•REIT related ownership limitations and transfer restrictions may prevent or restrict certain transfers of our capital stock.
•The impact of COVID-19 and related risks could materially affect our financial position, results of operations and cash flows.
Should one or more of these or other risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors which could affect our results is included in our filings with the SEC. Our filings with the SEC are available through the SEC website at www.sec.gov or through our investor relations website at investor.crowncastle.com. We use our investor relations website to disclose information about us that may be deemed to be material. We encourage investors, the media and others interested in us to visit our investor relations website from time to time to review up-to-date information or to sign up for e-mail alerts to be notified when new or updated information is posted on the site.
As used in this release, the term "including," and any variation thereof, means "including without limitation."
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News Release continued:	Page 21

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED) (Amounts in millions, except par values)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$339	$232
Restricted cash	181	144
Receivables, net	434	431
Prepaid expenses	148	95
Other current assets	227	202
Total current assets	1,329	1,104
Deferred site rental receivables	1,425	1,408
Property and equipment, net	15,178	15,162
Operating lease right-of-use assets	6,618	6,464
Goodwill	10,078	10,078
Other intangible assets, net	4,222	4,433
Other assets, net	123	119
Total assets	$38,973	$38,768

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$219	$230
Accrued interest	179	199
Deferred revenues	805	704
Other accrued liabilities	406	378
Current maturities of debt and other obligations	71	129
Current portion of operating lease liabilities	338	329
Total current liabilities	2,018	1,969
Debt and other long-term obligations	20,014	19,151
Operating lease liabilities	5,963	5,808
Other long-term liabilities	2,265	2,379
Total liabilities	30,260	29,307
Commitments and contingencies
CCIC stockholders' equity:
Common stock, $0.01 par value; 600 shares authorized; shares issued and outstanding: June 30, 2021—432 and December 31, 2020—431	4	4
Additional paid-in capital	17,951	17,933
Accumulated other comprehensive income (loss)	(2)	(4)
Dividends/distributions in excess of earnings	(9,240)	(8,472)
Total equity	8,713	9,461
Total liabilities and equity	$38,973	$38,768
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News Release continued:	Page 22

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED) (Amounts in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net revenues:
Site rental	$1,425	$1,319	$2,794	$2,629
Services and other	158	121	274	232
Net revenues	1,583	1,440	3,068	2,861
Operating expenses:
Costs of operations:(a)
Site rental	389	378	770	752
Services and other	105	108	186	207
Selling, general and administrative	169	164	333	339
Asset write-down charges	6	3	9	7
Acquisition and integration costs	1	2	1	7
Depreciation, amortization and accretion	408	402	816	801
Total operating expenses	1,078	1,057	2,115	2,113
Operating income (loss)	505	383	953	748
Interest expense and amortization of deferred financing costs	(161)	(178)	(330)	(353)
Gains (losses) on retirement of long-term obligations	(1)	—	(144)	—
Interest income	1	1	1	2
Other income (expense)	(5)	—	(12)	—
Income (loss) before income taxes	339	206	468	397
Benefit (provision) for income taxes	(6)	(6)	(13)	(11)
Income (loss) from continuing operations	333	200	455	386
Discontinued operations:
Net gain (loss) from disposal of discontinued operations, net of tax	1	—	(62)	—
Income (loss) from discontinued operations, net of tax	1	—	(62)	—
Net income (loss)	334	200	393	386
Dividends/distributions on preferred stock	—	(28)	—	(57)
Net income (loss) attributable to CCIC common stockholders	$334	$172	$393	$329

Net income (loss) attributable to CCIC common stockholders, per common share:
Income (loss) from continuing operations, basic	$0.77	$0.41	$1.05	$0.79
Income (loss) from discontinued operations, basic	—	—	(0.14)	—
Net income (loss) attributable to CCIC common stockholders, basic	$0.77	$0.41	$0.91	$0.79
Income (loss) from continuing operations, diluted	$0.77	$0.41	$1.04	$0.79
Income (loss) from discontinued operations, diluted	—	—	(0.14)	—
Net income (loss) attributable to CCIC common stockholders, diluted	$0.77	$0.41	$0.90	$0.79

Weighted-average common shares outstanding:
Basic	432	417	432	416
Diluted	434	419	434	418
(a)Exclusive of depreciation, amortization and accretion shown separately.
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News Release continued:	Page 23

CROWN CASTLE INTERNATIONAL CORP. CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED) (In millions of dollars)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities:
Income (loss) from continuing operations	$455	$386
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used for) operating activities:
Depreciation, amortization and accretion	816	801
(Gains) losses on retirement of long-term obligations	144	—
Amortization of deferred financing costs and other non-cash interest, net	6	3
Stock-based compensation expense	67	75
Asset write-down charges	9	7
Deferred income tax (benefit) provision	3	2
Other non-cash adjustments, net	14	2
Changes in assets and liabilities, excluding the effects of acquisitions:
Increase (decrease) in liabilities	(56)	27
Decrease (increase) in assets	(87)	106
Net cash provided by (used for) operating activities	1,371	1,409
Cash flows from investing activities:
Capital expenditures	(609)	(861)
Payments for acquisitions, net of cash acquired	(15)	(16)
Other investing activities, net	8	(13)
Net cash provided by (used for) investing activities	(616)	(890)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	3,985	3,733
Principal payments on debt and other long-term obligations	(1,038)	(53)
Purchases and redemptions of long-term debt	(1,789)	—
Borrowings under revolving credit facility	580	1,340
Payments under revolving credit facility	(870)	(1,865)
Net borrowings (repayments) under commercial paper program	(210)	(155)
Payments for financing costs	(39)	(38)
Purchases of common stock	(68)	(74)
Dividends/distributions paid on common stock	(1,163)	(1,014)
Dividends/distributions paid on preferred stock	—	(57)
Net cash provided by (used for) financing activities	(612)	1,817
Net increase (decrease) in cash, cash equivalents, and restricted cash	143	2,336
Effect of exchange rate changes on cash	1	(1)
Cash, cash equivalents, and restricted cash at beginning of period	381	338
Cash, cash equivalents, and restricted cash at end of period	$525	$2,673
Supplemental disclosure of cash flow information:
Interest paid	344	337
Income taxes paid	13	1
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News Release continued:	Page 24

CROWN CASTLE INTERNATIONAL CORP. SEGMENT OPERATING RESULTS (UNAUDITED) (In millions of dollars)

SEGMENT OPERATING RESULTS
	Three Months Ended June 30, 2021				Three Months Ended June 30, 2020
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$952	$473		$1,425	$868	$451		$1,319
Segment services and other revenues	154	4		158	117	4		121
Segment revenues	1,106	477		1,583	985	455		1,440
Segment site rental cost of operations	221	161		382	218	150		368
Segment services and other cost of operations	100	3		103	104	2		106
Segment cost of operations(a)(b)	321	164		485	322	152		474
Segment site rental gross margin(c)	731	312		1,043	650	301		951
Segment services and other gross margin(c)	54	1		55	13	2		15
Segment selling, general and administrative expenses(b)	26	44		70	24	45		69
Segment operating profit(c)	759	269		1,028	639	258		897
Other selling, general and administrative expenses(b)			$70	70			$65	65
Stock-based compensation expense			34	34			37	37
Depreciation, amortization and accretion			408	408			402	402
Interest expense and amortization of deferred financing costs			161	161			178	178
Other (income) expenses to reconcile to income (loss) before income taxes(d)			16	16			9	9
Income (loss) before income taxes				$339				$206

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Three Months Ended June 30,
	2021			2020
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$329	$144	$473	$315	$136	$451
(a)    Exclusive of depreciation, amortization and accretion shown separately.
(b)    Segment cost of operations excludes (1) stock-based compensation expense of $5 million and $7 million for the three months ended June 30, 2021 and 2020, respectively and (2) prepaid lease purchase price adjustments of $4 million in each of the three months ended June 30, 2021 and 2020. Selling, general and administrative expenses exclude stock-based compensation expense of $29 million and $30 million for the three months ended June 30, 2021 and 2020, respectively.
(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)    See condensed consolidated statement of operations for further information.
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News Release continued:	Page 25

SEGMENT OPERATING RESULTS
	Six Months Ended June 30, 2021				Six Months Ended June 30, 2020
	Towers	Fiber	Other	Consolidated Total	Towers	Fiber	Other	Consolidated Total
Segment site rental revenues	$1,847	$947		$2,794	$1,735	$894		$2,629
Segment services and other revenues	265	9		274	225	7		232
Segment revenues	2,112	956		3,068	1,960	901		2,861
Segment site rental cost of operations	433	322		755	432	302		734
Segment services and other cost of operations	175	6		181	199	4		203
Segment cost of operations(a)(b)	608	328		936	631	306		937
Segment site rental gross margin(c)	1,414	625		2,039	1,303	592		1,895
Segment services and other gross margin(c)	90	3		93	26	3		29
Segment selling, general and administrative expenses(b)	51	89		140	48	96		144
Segment operating profit(c)	1,453	539		1,992	1,281	499		1,780
Other selling, general and administrative expenses(b)			$136	136			$135	135
Stock-based compensation expense			68	68			73	73
Depreciation, amortization and accretion			816	816			801	801
Interest expense and amortization of deferred financing costs			330	330			353	353
Other (income) expenses to reconcile to income (loss) before income taxes(d)			174	174			21	21
Income (loss) before income taxes				$468				$397

FIBER SEGMENT SITE RENTAL REVENUES SUMMARY
	Six Months Ended June 30,
	2021			2020
	Fiber Solutions	Small Cells	Total	Fiber Solutions	Small Cells	Total
Site rental revenues	$659	$288	$947	$627	$267	$894
(a)    Exclusive of depreciation, amortization and accretion shown separately.
(b)    Segment cost of operations excludes (1) stock-based compensation expense of $11 million and $13 million for the six months ended June 30, 2021 and 2020, respectively and (2) prepaid lease purchase price adjustments of $9 million in each of the six months ended June 30, 2021 and 2020, respectively. Selling, general and administrative expenses exclude stock-based compensation expense of $57 million and $60 million for the six months ended June 30, 2021 and 2020.
(c) See "Non-GAAP Financial Measures, Segment Measures and Other Calculations" for a discussion of our definitions of segment site rental gross margin, segment services and other gross margin and segment operating profit.
(d)    See condensed consolidated statement of operations for further information.
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